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                                                                       Exhibit 5

                              Dewey Ballantine LLP
                           1301 Avenue of the Americas
                               New York, NY 10019


                                                       December 23, 1997


  SPACEHAB, Incorporated
  1595 Spring Hill Road
  Vienna, Virginia  22182

  Gentlemen:

         On or about December 23, 1997, SPACEHAB, Incorporated (the "Company") will file with the Securities and Exchange Commission on Form S-8 its Registration Statement ("Registration Statement") relating to 1,500,000 shares of Common Stock, no par value per share ("Common Stock"), that have been or may be issued or transferred by the Company upon the exercise of stock options that have been or may be granted to officers and other key employees and consultants of the Company and its subsidiaries under the SPACEHAB, Incorporated 1994 Stock Incentive Plan (as amended and restated effective October 21, 1997) (the "Plan").

         With respect to the Company and shares of its Common Stock, we are of the opinion that:

         A. The Company is a corporation duly organized and validly existing under the laws of the State of Washington.

         B.       The 1,500,000 shares of Common Stock referred to above:

         (i)      are duly authorized; and

         (ii) will be validly issued and outstanding, fully paid and nonassessable upon issuance or transfer pursuant to the due exercise of stock options in accordance with the terms and subject to the conditions of the Plan and the payment of the option price stated in such options.

         In arriving at the foregoing opinion, we have examined corporate records, plans, agreements and other documents of the Company.

         We consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                                  Very truly yours,

                                                  /s/ Dewey Ballantine LLP

                                                  DEWEY BALLANTINE LLP